Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Daniel Farr

Chief Financial Officer

(860) 275-6234

daniel.farr@cbrerealtyfinance.com

November 4, 2008

CBRE REALTY FINANCE, INC. ANNOUNCES

THIRD QUARTER 2008 RESULTS

Financial Results and Other Significant Events:

•	Third quarter net loss of ($55.5) million, or ($1.81) per diluted common share;

•

Third quarter AFFO totaled ($59.6) million, or ($1.95) per diluted common share after recording a $43.6 million provision for loan losses on the Company’s $1.3 billion loan portfolio and $14.9 million of impairments on the Company’s joint venture investments;

•

GAAP book value per diluted common share of $11.30 which includes approximately $5.00 per diluted common share of unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159;

•	Maintained $18.4 million of unrestricted cash with no short-term debt obligations;

•	Expect that its management agreement will not be renewed and that the Company will internalize its management effective December 31, 2008.

HARTFORD, Conn., November 4 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the third quarter ended September 30, 2008.

CBRE Realty Finance reported third quarter net loss of ($55.5) million, or ($1.81) per diluted common share, including an $8.5 million unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159.

Adjusted funds from operations (“AFFO”) for the third quarter of 2008, which exclude the results of discontinued operations and any impact from the application of SFAS 159, was ($59.6) million, or ($1.95) per diluted common share.

Kenneth J. Witkin, president and chief executive officer, commented, “As we continue to navigate through one of the most difficult credit environments in history, we are continuing to proactively manage our portfolio and preserve liquidity. These unprecedented market conditions continue to put pressure on our portfolio as is evident by this quarter’s results. We will continue to be transparent with our portfolio and make difficult decisions as necessary.”

Internalization

As announced in prior quarters, Goldman Sachs was engaged to evaluate a range of strategic and operational initiatives to enhance stockholder value that included a possible sale of the Company, merger or other business combination, capital investment and/or other strategic alternatives. After exploring each of these alternatives, the Company’s Board of Directors and management believe that at this time it is in the best interest of the stockholders to internalize management.

It has been mutually determined by the Company and CB Richard Ellis Group, Inc. (NYSE: CBG) that the management agreement between the Company and CBRE Realty Finance Management, LLC (the “Manager”), an indirect subsidiary of CB Richard Ellis, will not be renewed when it expires on December 31, 2008. No termination fee will be paid on the expiration of the contract. At this time, the Company, in coordination with CB Richard Ellis, is taking the necessary actions and obtaining the approvals to ensure a smooth transition. In addition, as a result of the internalization and the License Agreement currently in place between the Company and CB Richard Ellis, the Company will change its name to Realty Finance Corporation and cease using the mark “CBRE.”

“We believe that becoming an internally managed company is the right decision,” said Mr. Witkin. “We have the depth and resources to fulfill the full range of functions needed to operate as an internally managed company. We appreciate the sponsorship and support of CB Richard Ellis. We have a good relationship with CB Richard Ellis and going forward we expect to continue to do business with them as well as with other commercial real estate firms.”

In contemplation with the internalization, Michael J. Melody and David P. Marks have agreed to resign from the Board effective today.

Commenting on the resignations of Messrs. Melody and Marks, Mr. Witkin said, “Mike and David have served on our Board of Directors since 2005 and have each provided invaluable counsel and insight in their time at CBRE Realty Finance. On behalf of the entire team, I would like to thank them both for their efforts on our Board.”

NYSE Compliance

The Company was notified by the New York Stock Exchange (“NYSE”) on October 22, 2008 that it was not in compliance with the NYSE listing standard requiring a listed common stock to maintain a minimum average closing price of $1.00 per share for 30 consecutive trading days. The Company is at risk to fall below the minimum market capitalization standard which requires the Company to maintain a 30 trading-day average market capitalization of at least $25 million. Given the recent stock price, the Company may fall below the minimum market capitalization standard as early as the close of market today and would be permanently delisted from the NYSE at a date to be announced. If delisted, the trading of the Company’s stock would move to the OTC Bulletin Board (“OTCBB”). The OTCBB is an electronic, regulated quotation service that displays real-time quotes, last-sale prices, and volume information for over-the-counter equity securities issued by companies that are subject to periodic filing requirements with the SEC or other regulatory authority. A move to the OTCBB will not affect the Company’s business operations and will not change its SEC reporting requirements.

Liquidity and Funding

At September 30, 2008, the Company had $18.7 million of cash and cash equivalents available and $54.5 million of restricted cash. The restricted cash is comprised primarily of $34.6 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $7.1 million of cash available within its CDOs for reinvestment. In addition, within its second CDO, the Company had available $30.8 million of its $75 million revolving facility specifically designated to fund future financing commitments on its existing loan portfolio. This undrawn capacity covers substantially all of the Company’s future commitments on its loan portfolio.

The Company has entered into a contract to sell one of its joint venture interests for $17.5 million which is anticipated to close in the fourth quarter of 2008. This contract is subject to certain contingencies, including the receipt of certain approvals. As a result, there can be no assurance that this transaction will close on time or at all.

Loan and CMBS prepayments, sales, and amortization payments totaled $4.4 million during the third quarter of 2008.

The Company’s loan and CMBS investments are either unlevered or are match-funded and term financed through its issuance of $1.36 billion of long-term CDO bonds. The weighted average financing costs of these facilities is approximately 44.4 basis points over the applicable LIBOR benchmarks with reinvestment periods remaining of 2.5 years in its first CDO and 3.5 years in its second CDO.

Operating Results

Loan and CMBS investments generated investment income of $24.5 million and net investment income of $5.4 million for the third quarter compared to $25.1 million and $4.5 million in the second quarter of 2008 respectively. Net investment income represents investment income from the Company’s loan and CMBS investments, less interest expense on the Company’s borrowings related to these investments. Interest expense on borrowings related to the Company’s loan and CMBS investments was $19.1 million for the third quarter 2008 compared to $20.6 million in the previous quarter and reflects interest expense on $1.36 billion of investment grade notes issued by the Company’s two CDOs, borrowings under the secured warehouse repurchase facility and $50.0 million of trust preferred securities.

At September 30, 2008, the Company’s debt-to-book equity ratio was 4.1x compared to 3.6x at June 30, 2008.

Investment Portfolio

As of September 30, 2008, the Company’s investment portfolio of approximately $1.4 billion in assets consisted of the following:

	Carrying Value (000s)	Number of Investments	Percent of Total Investments	Weighted Average
Investment				Coupon	Yield
Whole loans	$855,156	39	55.8%	6.53%	6.34%
B Notes	218,401	11	14.3%	7.55%	7.88%
Mezzanine loans	260,934	13	17.0%	9.24%	8.94%
CMBS	155,934	67	10.2%	5.86%	7.22%
Joint venture investments	41,391	8	2.7%	N/A	N/A

Total investments before loan loss reserve	1,531,816	138	100.0%
Loan loss reserve	(122,402)

Total investments, net	$1,409,414

Note: CMBS shown net of ($142,506) of unrealized fair value marks.

The investment portfolio decreased by $94.8 million since June 30, 2008. The reduction is primarily comprised of $43.6 million of loan loss reserves recognized during the quarter, $17.7 million of joint venture impairments recognized during the quarter, including an impairment of $2.8 million on a joint venture classified as discontinued operations, and $31.2 million in unrealized fair value marks on the CMBS portfolio.

Loan Portfolio

The Company’s loan portfolio (whole loans, B Notes, mezzanine loans) is comprised solely of commercial real estate with no sub-prime exposure.

At September 30, 2008, the Company’s loan portfolio totaled $1.33 billion and consisted of 47.1 percent floating rate and 52.9 percent fixed rate loans, with a weighted average maturity of 2.4 years. The loan portfolio has a weighted average loan-to-value ratio of 70.8 percent compared to 69.2 percent in the previous quarter and is comprised of 69.3 percent first mortgages and 30.7 percent structured debt. The Company’s loan portfolio has loans scheduled to mature without extension options totaling $2.1 million in 2008 and $27.9 million in 2009.

At September 30, 2008, the Company had five loans totaling $127.3 million with a carrying value of $7.0 million that are non-performing. The non-performing assets represent 8.1 percent of total assets. Details of the non-performing loans are as follows:

A $42.8 million B-Note had a maturity default on December 1, 2007 and is secured by a class A parcel of land in New York City that is intended to be developed into a mixed use retail and residential site. The B-Note was originally due on October 1, 2007 and was extended for 60 days with the sponsor funding an additional $150.0 million of cash equity. Interest on the loan has been paid through December 31, 2007 at the contractual rate. As of September 30, 2008, the Company initiated foreclosure proceedings on the collateral of the loan. Given the current financial markets and the inability to refinance the loan in the near term, the Company has recorded a loan loss reserve to cover its entire position.

A $40.0 million mezzanine loan had a maturity default on February 9, 2008 and is collateralized by four class A office properties located in New York City. The sponsor of this investment is also the sponsor of the $42.8 million B-Note investment discussed above. The borrower and lending group for the properties reached a consensual sale agreement that will allow the properties to be sold in an orderly fashion. Agreements for the sale of the underlying collateral have been executed and no proceeds will remain after satisfaction of senior debt obligations. The Company has recorded a loan loss reserve to cover its entire position.

A $25.0 million mezzanine loan secured by an interest in an apartment complex in New York City. The borrower did not pay October’s debt service and has requested significant modifications of the outstanding loans against the property. Based on the current financial markets and the uncertainty regarding a restructuring, the Company has recorded a loan loss reserve to cover its entire position.

A $12.0 million whole loan with a carrying value of $7.0 million is secured by a class B office property located in a suburb of Chicago, Illinois. As of September 30, 2008, the Company has commenced foreclosure proceedings and expects to obtain possession of the property.

A $7.5 million bridge loan secured by development rights to build an office building in the Washington, DC area. The borrower is in the process of completing predevelopment activities and obtaining necessary regulatory approvals to start construction. As of September 30, 2008, the loan has been extended until April 2009, with interest deferred. Given the uncertainty in the current financial markets regarding the ability to obtain construction financing, the Company has recorded a loan loss reserve to cover its entire position.

At September 30, 2008, the Company had four loans totaling $41.0 million with a carrying value of $38.4 million that are on its watch list. During the third quarter 2008, the Company added one loan totaling $17.4 million with a carrying value of $17.4 million to its watch list. The watch list assets represent 2.6 percent of total assets. Details of the loan added to the watch list during the third quarter are as follows:

A $17.4 million mezzanine loan for a specialty retail development located in Tennessee. The development is currently under construction. The Company’s loan as well as the senior construction loan matures in December 2008. The borrower and lenders are currently negotiating a restructuring. No reserve has been recorded on this investment.

At September 30, 2008, the Company’s total loan loss reserves were $122.4 million, or 8.0 percent of total investments, relating to the Company’s non-performing and watch list loans totaling $168.3 million.

CMBS Portfolio

At September 30, 2008, the Company’s CMBS portfolio had a carrying value of $155.9 million.

The average vintage of the underlying collateral is 44.0 months with 63.2 percent of the portfolio rated investment grade. The underlying loan delinquency of the portfolio is 0.26 percent compared to the market average of 0.69 percent. The entire CMBS portfolio is term financed within the Company’s two CDOs. For more details on the Company’s CMBS portfolio, please refer to the tables on page 11 of this release.

Joint Venture Investment Portfolio

At September 30, 2008, the Company had $77.9 million invested in eight joint venture equity investments with a carrying value of $41.4 million. The Company continues to explore opportunities to monetize or exit these investments.

Dividends

On September 24, 2008, the Company announced that its Board of Directors declared a cash dividend of $0.05 per share, payable with respect to the quarter ended September 30, 2008. The dividend was paid on October 17, 2008 to stockholders of record as of the close of business on September 30, 2008. The Board of Directors will continually reevaluate operating results, REIT qualification requirements, available tax losses, economic conditions, capital requirements, liquidity, retention of capital and other operating trends when determining future dividends.

Conference Call Details

CBRE Realty Finance will host a conference call on November 4, 2008, at 9:00 a.m. Eastern Time to discuss third quarter 2008 financial results. The call can be accessed live by dialing 800-922-0755, conference ID 71164531, or by visiting the Company’s website at http://www.cbrerealtyfinance.com.

Investors may access a replay by dialing 800-642-1687, conference ID 71164531, which will be available through November 11, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures, such as FFO, and AFFO in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 10 of this release.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation;

•	unrealized gains or losses on derivative transactions and financial instruments including the impact from the adoption of, and continuing application of, SFAS 159; and

•	results from discontinued operations.

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the effect of trading on the OTCBB, the Company’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate resolution of the Company’s five non-performing loans totaling $127.3 million and the Company’s four Watch List loans totaling $41.0 million, the monetization of the Company’s joint venture investments, the receipt of any required CDO bondholder approval in connection with the internalization, effects of internalizing management, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

CBRE Realty Finance, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share and share data)

	For the Three Months Ended September 30, 2008	For the Three Months Ended September 30, 2007	For the Nine Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007
Revenues:
Investment income	$24,478	$38,287	$77,469	$93,516
Property operating income	1,098	1,045	3,285	2,986
Other income	181	561	824	3,599

Total revenues	25,757	39,893	81,578	100,101

Expenses:
Interest expense	20,366	26,841	62,914	67,043
Management fees	1,140	1,911	4,229	6,001
Property operating expenses	814	805	2,335	2,046
Other general and administrative (including $38, ($328), $861 and $696, respectively of stock-based compensation)	3,933	1,766	13,362	6,603
Depreciation and amortization	224	248	742	1,125
Loss on impairment of long-lived assets	5,966	—	5,966	7,764
Provision for loan losses	43,602	—	102,752	—

Total expenses	76,045	31,571	192,300	90,582

Loss on sale of investment	—	(213)	(2,021)	(500)
Gains (losses) on financial instruments	7,234	(1,516)	87,299	(1,570)

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures, minority interest, and discontinued operations	(43,054)	6,593	(25,444)	7,449
Equity in net loss of unconsolidated joint ventures	(9,935)	(941)	(14,846)	(4,451)

Income (loss) from continuing operations before minority interest and discontinued operations	(52,989)	5,652	(40,290)	2,998
Minority interest	(463)	(30)	(508)	(110)

Income (loss) from continuing operations	(52,526)	5,682	(39,782)	3,108
Discontinued Operations:
Operating results from discontinued operations	(172)	(912)	(2,993)	(1,322)
Loss on impairment of long-lived assets	(2,825)	(54,729)	(2,825)	(54,729)
Gain on sale of investment	—	—	6,780	—

Income (loss) from discontinued operations	(2,997)	(55,641)	962	(56,051)

Net loss	$(55,523)	$(49,959)	$(38,820)	$(52,943)

Weighted-average shares outstanding:
Basic weighted-average common shares outstanding	30,631,061	30,377,704	30,515,093	30,252,514

Diluted weighted-average common shares and common share equivalents outstanding	30,631,061	30,377,704	30,515,093	30,252,514

Basic and diluted earnings per share:
Income (loss) from continuing operations	$(1.71)	$0.19	$(1.30)	$0.10
Income (loss) from discontinued operations	(0.10)	(1.83)	0.03	(1.85)

Net loss	$(1.81)	$(1.64)	$(1.27)	$(1.75)

Dividends per common share	$0.05	$0.17	$0.30	$0.59

CBRE Realty Finance, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	September 30, 2008 (Unaudited)	December 31, 2007 (Audited)
Assets:
Cash & cash equivalents	$18,732	$25,954
Restricted cash	54,477	137,004
Loans and other lending investments, net ($7,000 and $75,129 at fair value, respectively)	1,212,089	1,362,054
Commercial mortgage-backed securities, at fair value	155,934	236,134
Real estate, net	27,247	65,495
Investment in unconsolidated joint ventures	38,073	53,145
Derivative assets, at fair value	71	125
Accrued interest	6,972	9,304
Other assets	23,144	25,658
Assets held for sale	29,289	154,426

Total assets	$1,566,028	$2,069,299

Liabilities and Stockholders’ Equity:
Liabilities:
Collateralized debt obligations ($214,866 and $0 at fair value, respectively)	$1,039,866	$1,339,500
Repurchase obligations	—	144,183
Mortgage notes payable	54,964	54,899
Note payable	19,850	21,736
Derivative liabilities, at fair value	44,723	40,403
Management fee payable	319	566
Dividends payable	1,543	6,493
Accounts payable and accrued expenses	10,365	8,439
Other liabilities	34,056	39,732
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities, ($13,980 and $0 at fair value, respectively)	13,980	50,000
Liabilities held for sale	152	149,869

Total liabilities	1,219,818	1,855,820

Commitments and contingencies	—	—

Minority interest	160	663

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,863,100 and 30,920,225 shares issued and outstanding at September 30, 2008 and December 31, 2007 respectively	309	309
Additional paid-in capital	423,136	422,275
Accumulated other comprehensive loss	(39,673)	(106,406)
Accumulated deficit	(37,722)	(103,362)

Total stockholders’ equity	346,050	212,816

Total liabilities and stockholders’ equity	$1,566,028	$2,069,299

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended September 30, 2008	For the Three Months Ended September 30, 2007	For the Nine Months Ended September 30, 2008	For the Nine Months Ended September 30, 2007
Funds from operations:
	$(55,523)	$(49,959)	$(38,820)	$(52,943)
Gain (loss) from sale of property - discontinued operations	—	—	(6,780)	—
Real estate depreciation and amortization:
Consolidated partnerships	168	238	528	1,045
Unconsolidated ventures	1,254	2,082	4,669	7,607
Discontinued operations	162	341	476	721

Funds from operations	$(53,939)	$(47,298)	$(39,927)	$(43,570)

Adjusted funds from operations:
Amortization of deferred stock-based compensation	38	(328)	861	696
Straight-line rental income - unconsolidated ventures	433	(103)	(597)	(438)
Unrealized (gain) loss on financial instruments	(8,544)	35	(88,609)	89
Unrealized (gain) loss on financial instruments unconsolidated ventures	(291)	—	126	—
Fair value lease revenue (SFAS 141)	—	—	—	(11)
Fair value lease revenue (SFAS 141) - unconsolidated ventures	(163)	(397)	(489)	(806)
Operating results from discontinued operations	2,835	55,300	5,342	55,330

	$(59,631)	$7,209	$(123,293)	$11,290

Weighted-average shares of common stock outstanding:
Basic	30,631,061	30,377,704	30,515,093	30,252,514

Diluted	30,631,061	30,377,704	30,515,093	30,252,514

FFO share of common stock:
Basic	$(1.76)	$(1.56)	$(1.31)	$(1.44)

Diluted	$(1.76)	$(1.56)	$(1.31)	$(1.44)

AFFO share of common stock:
Basic	$(1.95)	$0.24	$(4.04)	$0.37

Diluted	$(1.95)	$0.24	$(4.04)	$0.37

CMBS Portfolio by Credit Ratings

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS Class A or better	$6,152	3.9%	3.9%
CMBS Class BBB	92,407	59.3%	63.2%
CMBS Class BB	40,760	26.1%	89.3%
CMBS Class B	14,851	9.5%	98.9%
CMBS Class NR	1,764	1.1%	100.0%

Total securities available-for-sale	$155,934	100.0%

CMBS Portfolio by Vintage

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS 1998 Vintage	$6,720	4.3%	4.3%
CMBS 2000 Vintage	8,466	5.4%	9.7%
CMBS 2001 Vintage	7,292	4.7%	14.4%
CMBS 2002 Vintage	8,176	5.2%	19.7%
CMBS 2005 Vintage	41,578	26.7%	46.3%
CMBS 2006 Vintage	69,608	44.6%	91.0%
CMBS 2007 Vintage	14,094	9.0%	100.0%

Total securities available-for-sale	$155,934	100.0%